Exhibit 8.1

Himax Technologies, Inc.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Percentage of Our Ownership Interest

Himax Technologies Limited	ROC	100.0%
Himax Technologies Korea Ltd.	South Korea	100.0%
Himax Semiconductor, Inc.	ROC	100.0	%(1)
Himax Technologies (Samoa), Inc.	Samoa	100.0	%(1)
Himax Technologies (Suzhou) Co., Ltd.	PRC	100.0	%(2)
Himax Technologies (Shenzhen) Co., Ltd.	PRC	100.0	%(2)
Himax Display, Inc.	ROC	82.7	%(1)
Integrated Microdisplays Limited	Hong Kong	82.7	%(3)
Himax Display (USA) Inc.	Delaware, USA	82.7	%(3)
Himax Analogic, Inc.	ROC	98.6	%(1)
Himax Imaging, Inc.	Cayman Islands	100.0%
Himax Imaging, Ltd.	ROC	93.7	%(1)
Himax Imaging Corp.	California, USA	93.7	%(4)
Himax Media Solutions, Inc.	ROC	99.2	%(1)
Harvest Investment Limited	ROC	100.0	%(1)
Himax Technologies Japan Ltd.	Japan	100.0%
Himax Semiconductor (Hong Kong) Limited	Hong Kong	100.0%
Liqxtal Technology Inc.	ROC	64.0	%(1)
Himax IGI Precision Ltd.	Delaware, USA	100.0	%(1)

(1) Indirectly, through our 100.0% ownership of Himax Technologies Limited.

(2) Indirectly, through our 100.0% ownership of Himax Technologies (Samoa), Inc.

(3) Indirectly, through our 82.7% ownership of Himax Display, Inc.

(4) Indirectly, through our 93.7% ownership of Himax Imaging, Ltd.